EXHIBIT 16.1

July 18, 2011

Securities and Exchange Commission
Office of the Chief Accountant
450 Fifth Street, N.W.
Washington, DC 20549

RE: Xtreme Green Products Inc.

Ladies and Gentlemen:

We have read the statements included under Item 4.01 in the Form 8-K dated July 18, 2011, of Xtreme Green Products Inc. (the “Company”) to be filed with the Securities Exchange Commission and we agree with such statements insofar as they relate to our firm.

Sincerely, /s/ Kingery & Crouse PA Tampa, Florida

4